Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made this April 17, 2008, between HARLEYSVILLE MANAGEMENT SERVICES, LLC (“HMS”), a corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438; and Joseph D. Blair (“Executive”), an individual residing at 201 Christina Landing Drive, Wilmington, Delaware 19801.

WITNESSETH:

WHEREAS, HMS is a subsidiary of HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY (the "Bank"), a national bank having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

WHEREAS, Bank is a subsidiary of HARLEYSVILLE NATIONAL CORPORATION ("HNC"), a Pennsylvania business corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

WHEREAS, HMS desires to employ Executive as Executive Vice President of HNC and the Bank, and President of Millennium Wealth Management (“Millennium”), a division of the Bank, effective the date of this Agreement, under the terms and conditions set forth herein;

WHEREAS, Executive desires to accept that assignment under the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:

1. Employment.

(a) HMS hereby employs Executive and Executive hereby accepts employment with HMS on the terms and conditions set forth in this Agreement.

(b) Executive hereby represents to HMS and HNC that (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which he is otherwise bound; (ii) the agreements disclosed on Schedule A to this Agreement are the only agreements to which Executive is a party which contain non-solicitation or noncompetition provisions; and (iii) Executive agrees to comply fully with the non-solicitation and noncompetition provisions of the agreements disclosed on Schedule A.

2. Duties and Positions of Employee.

(a) Executive shall perform and discharge well and faithfully such duties as President of Millennium as may be assigned to Executive from time to time by the Chief Executive Officer of HNC or the Boards of Directors of HNC or Bank. Executive shall be President of Millennium and shall hold such other titles as may be given to him from time to time by the Boards of Directors of HNC and Bank. Executive shall devote his full time, attention and energies to the business of Millennium during the Employment Period (as defined in Section 3 of this Agreement);

(b) Provided however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments so long as such investment does not exceed 5% of the outstanding shares of any publicly held company, (b) devoting a reasonable amount of time to civic, charitable, trade association, political and similar activities with the prior approval of the Board of Directors of HNC, which approval will not be unreasonably withheld; or (c) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, with the prior approval of the Board of Directors of HNC, which approval will not be unreasonably withheld. The Executive shall not engage in any business or commercial activities, duties or pursuits that compete with the business or commercial activities of HNC, or any of its subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company that competes with HNC or any of its subsidiaries or affiliates.

3. Term of Agreement.

(a) This Agreement shall be for a two (2) year period (the “Term of Agreement”) beginning on the date first mentioned above and ending two (2) years later. On the second anniversary of the date of this Agreement, and on the same date of each subsequent year (each, a “Renewal Date”) the Term of Agreement shall be automatically extended for an additional year such that the Term of Agreement shall end one (1) year from each Renewal Date, unless either party shall give written notice of non-renewal to the other party at least one hundred and twenty (120) days prior to that Renewal Date, in which event this Agreement shall terminate at the end of the then existing Term of Agreement.

(b) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Chief Executive Officer of HNC to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

(ii) Executive’s willful failure to follow the good faith lawful instructions of the Chief Executive Officer of HNC or the Boards of Directors of HNC or the Bank with respect to the operations of HNC;

(iii) Executive’s willful failure to perform Executive’s duties to HNC, Bank or Millennium (other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 3), which failure results in injury to HNC, the Bank or Millennium, monetarily or otherwise;

(iv) Executive’s intentional violation of the provisions of this Agreement;

(v) dishonesty or gross negligence of the Executive in the performance of his duties;

(vi) conduct on the part of the Executive that brings public discredit to HNC, the Bank, or Millennium;

(vii) Executive’s breach of fiduciary duty involving personal gain;

(viii) Executive’s willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(ix) Executive’s unlawful discrimination, including harassment, against employees, customers, business associates, contractors or visitors of HNC, the Bank, or Millennium;

(x) Executive's theft or abuse of HNC's, the Bank’s, or Millennium’s property or the property of customers, employees, contractors, vendors or business associates of HNC, the Bank, or Millennium;

(xi) any final removal or prohibition order to which the Executive is subject, by a federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act;

(xii) any act of fraud or misappropriation by Executive;

(xiii) intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied not materially misleading, in any application or other information provided by the Executive to HNC, the Bank, or Millennium or any representative of HNC, the Bank, or Millennium in connection with the Executive's employment with HMS and Millennium;

(xiv) judgment of a court that he has violated any noncompetition or non-solicitation agreement with any other entity, provided such violation shall not be a result of the Board or Chief Executive Officer instructing him to do so; or

(xv) failure of Executive to meet performance standards as defined by annual goals established by the Chief Executive Officer of HNC or the Boards of Directors of HNC or the Bank.  In the event a Change of Control as defined in Section 5(b) occurs, this Section 3(b)(xv) shall cease to apply and shall be considered null and void.

If this Agreement is terminated for Cause, Executive's rights under this Agreement shall cease as of the effective date of such termination and HMS shall have no further obligation under this Agreement.

(c) Notwithstanding the provisions of Section 3(a) of this Agreement and subject to the provisions of Section 3(g) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for Good Reason.  The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Executive’s status as President of Millennium, (ii) a reduction in salary or benefits, except such reductions that are the result of a national financial depression or national or bank emergency when such reduction has been implemented by the Board of Directors for HNC or Bank’s senior management or Millennium, or (iii) a reassignment which requires Executive to move his principal office more than seventy-five (75) miles from Executive’s office on the date of this Agreement.

If such termination occurs for Good Reason and upon Executive’s execution of a release of claims satisfactory to HMS, then HMS will provide Executive with the following pay and benefits: (i) a payment in an amount equal to 1.0 times the Executive’s then Annual Base Salary payable in twelve (12) equal monthly installments; and (ii) HMS shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of 12 months following the date of termination of employment or until Executive secures substantially similar benefits through other employment, whichever shall first occur, subject to Code Section 409A if applicable.

However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Internal Revenue Code of 1986, as amended (“Code”) Section 4999, the severance payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of HMS’s independent auditors, Executive shall remit to HMS the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Code Section 280G, then HMS shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Employment Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s separation from service (within the meaning of Code Section 409A) for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

Executive acknowledges that the amounts payable pursuant to this Section 3(c) shall constitute Executive's sole and exclusive remedy in the event Executive terminates employment for Good Reason and shall represent the maximum extent of liability that Executive can claim against HMS, HNC, or Millennium.

(d) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than seventy (70%) of the Executive’s then Annual Base Salary as defined in subsection (a) of this Section 4, less amounts payable under any disability plan of HMS, until the earliest of (i) his return to employment, (ii) his attainment of age 65, (iii) his death, or (iv) the date this Agreement would have expired.  In addition, Executive shall be entitled to a continuation of HMS’s employee benefits for such period.  In the event Executive is no longer eligible to participate in any employee benefit plan because he is no longer an employee, HMS shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, which reimbursement shall continue until the earliest of (i) his return to employment, (ii) his attainment of age 65, (iii) his death, (iv) the date this Agreement would have expired, or (v) until Executive secures substantially similar benefits through other employment, whichever shall first occur.  For purposes of this Agreement, Disability shall mean Executive’s incapacitation by accident, sickness or otherwise which renders Executive mentally or physically incapable of performing all of the essential functions of his job, taking into account any reasonable accommodation required by law, without posing a direct threat to himself or others, for a period of twelve  (12) months.

(e) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death, and Executive’s rights under this Agreement (other than vested plan benefits) shall cease as of the date of such termination.

(f) Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign, and upon such event does hereby resign, as a director of HNC, the Bank and any affiliate or subsidiary thereof, if he is then serving as a director of any such entities.

(g) Executive agrees that in the event of termination of this Agreement under Section 3(a), HMS shall have no further obligation under this Agreement, other than payment to Executive of the earned but unpaid portion of his Annual Base Salary (defined in Section 4(a)) and employee benefits under Section 4(d), (e), or (f),  as of the date of the termination of this Agreement or until Executive’s resignation from his employment after the date on which HMS provides him notice of non-renewal of this Agreement, whichever first occurs.

In the event of termination of this Agreement under Section 3(a), HMS may terminate Executive’s employment and shall have no further obligation under this Agreement, except that HMS will pay to Executive his Annual Base Salary for the period from his employment termination date to the end of the then existing Term of Agreement and employee benefits under Sections 4(d), (e) and (f) for the remainder of the then existing Term of Agreement.

To the extent the Executive becomes entitled to the payments set forth in this Section 3(g), such payments shall constitute Executive's sole and exclusive remedy under this Agreement, shall further constitute liquidated damages for any possible breach of this Agreement, and shall represent the maximum extent of liability that Executive can claim against HMS, HNC, or Millennium.

4. Compensation During the Term of Agreement.

(a) Annual Base Salary. For services performed by Executive under this Agreement, HMS shall pay Executive an Annual Base Salary in the aggregate during the Employment Period at the rate of $275,000.00 per year, payable at the same times as salaries are payable to other executives of the Bank and HNC. HMS shall review Executive’s performance and salary at least on an annual basis.  HMS may, from time to time, in its sole discretion, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of HNC or any committee of such Board or the Chief Executive Officer with the approval of the Compensation Committee of the Board in the resolutions authorizing such increases.

(b) Incentive Plans. Executive shall be entitled to participate in HMS’ Annual and Long Term Incentive Plans which provide incentives based on goals and objectives as specified by the Chief Executive Officer with the concurrence of the Compensation Committee of the Board of Directors of HNC.

(c) Vacations. During the term of this Agreement, Executive shall be entitled to four (4) weeks paid annual vacation (pro-rated to 3 weeks for 2008) in accordance with the policies as established from time to time by the Board of Directors of HNC. However, Executive shall not be entitled to receive any additional compensation from HMS for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Chief Executive Officer.

(d) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any employee benefit plan currently in effect at HMS, until such time that the Board of Directors of the Bank and HNC authorizes a change in such benefits. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(e) Automobile. During the term of this Agreement, HMS shall provide Executive with an automobile allowance of six hundred dollars ($600) per month.

(f) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, to the extent properly accounted for, in accordance with the policies and procedures established by the Board of Directors of HMS for its executive officers.

5. Termination of Employment Following Change in Control.

(a) If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur, and if thereafter at any time during the term of this Agreement there shall be:

(i) any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

(ii) any reduction in Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such title, responsibilities or authority may be increased from time to time during the term of this Agreement;

(iii) the assignment to Executive of duties inconsistent with Executive’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(iv) any reassignment of Executive to a location greater than seventy-five (75) miles from the location of Executive’s office on the date of the Change in Control;

(v) any reduction in Executive’s Annual Base Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control; or

(vi) any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of HMS’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control; or any requirement that Executive travel in performance of his duties on behalf of the Bank or any of its subsidiaries or affiliates for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred;

then, at the option of Executive, Executive shall within ninety (90) days of the occurrence of any of the foregoing events, provide notice to HMS of the existence of the condition and provide HMS thirty (30) days in which to cure such condition.  In the event that HMS does not cure the condition within thirty (30) days of such notice, Executive may resign from employment with HMS (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering such notice in writing (the “Notice of Termination”) to HMS and the provisions of Section 6 of this Agreement shall apply.

(b) As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations, and guidance promulgated thereunder:

(i) (A) a merger, consolidation or division involving HNC only (not the Bank), (B) a sale, exchange, transfer or other disposition of substantially all of the assets of HNC only (not the Bank), (C) a purchase by HNC only (not the Bank) of substantially all of the assets of another entity, or (D) an acquisition of common stock of HNC by a third party not HNC or an affiliate of HNC of more than thirty-five percent (35%) of the total voting power of HNC, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase, disposition, or acquisition of common stock, is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of HNC only (not the Bank) who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of HNC only (not the Bank); or

(ii) any other change in control of HNC only (not the Bank) similar in effect to any of the foregoing.

(c) A consolidation of the Bank’s subsidiary charters shall not constitute a Change in Control under this Agreement.

6. Rights in Event of Termination of Employment Following Change in Control.

(a) In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to HMS, Executive shall be absolutely entitled to receive the compensation and benefits set forth below:

If, at the time of termination of Executive’s employment, a “Change in Control” (as defined in Section 5(b) of this Agreement) has also occurred, upon Executive’s execution of a release of claims satisfactory to HMS, HMS will provide Executive with the following pay and benefits: (i) a payment in an amount equal to and no greater than 1.0 times the Executive’s then Annual Base Salary, which amount shall be payable in twelve (12) equal monthly installments commencing within thirty (30) days of receiving an executed release subject to the requirements of Code Section 409A; and (ii) HMS shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of 12 months following the date of termination of employment or until Executive secures substantially similar benefits through other employment, whichever shall first occur, subject to Code Section 409A if applicable.

However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, the severance payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of HMS's independent auditors, Executive shall remit to HMS the amount of the reduction plus such interest as maybe necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then HMS shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Employment Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s separation from service (within the meaning of

Code Section 409A) for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) The amounts payable pursuant to this Section 6 shall constitute Executive's sole and exclusive remedy in the event Executive delivers a Notice of Termination after a change in control and shall represent the maximum extent of liability that Executive can claim against HMS, HNC, or Millennium.

7. Rights in Event of Termination of Employment Absent Change in Control.

(a) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically in the event that Executive’s employment is involuntarily terminated by HMS without Cause and no Change in Control shall have occurred as of the date of such termination, upon Executive’s execution of a release of claims satisfactory to HMS, HMS will provide Executive with the following pay and benefits: (i) a payment in an amount equal to 1.0 times the Executive’s then Annual Base Salary payable in twelve (12) equal monthly installments; and (ii) HMS shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of 12 months following the date of termination of employment or until Executive secures substantially similar benefits through other employment, whichever shall first occur, subject to Code Section 409A if applicable.

However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, the severance payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such imposition. Upon written notice to Executive, together with calculations of HMS’s independent auditors, Executive shall remit to HMS the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then HMS shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) The amounts payable pursuant to this Section 7 shall constitute Executive's sole and exclusive remedy in the event of involuntary termination of Executive's employment by HMS without cause in the absence of a Change in Control and shall represent the maximum extent of liability that Executive can claim against HMS, HNC, or Millennium.

(d) The provisions of Section 7(a) of this Agreement shall not apply in the event of a non-renewal of this Agreement pursuant to Section 3(a).  In that event, Executive shall be limited to the pay and benefits described in Section 3(g) of this Agreement.

8. Covenant Not to Compete

(a)  Executive hereby acknowledges and recognizes the highly competitive nature of the business of HNC and the Bank and accordingly agrees that, during his employment and for one year following the date of termination of Executive’s employment, regardless of the reason for termination, Executive shall not:

(i) in any county in which, at any time during the Employment Period or as of the date of termination of the Executive's employment, a branch, office or other facility of HNC or any of its subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area") be engaged, directly or indirectly, either for his own account or as agent consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company and not exercising management discretion) or otherwise of any person, firm, corporation or enterprise engaged in the banking (including bank and financial holding company) or financial services industry, or any other activity in which HNC or any of its subsidiaries are engaged during the Employment Period; or

(ii) in the Non-Competition area provide financial or other assistance to any person, firm, corporation, or enterprise engaged in the banking (including bank and financial holding company) or financial services industry, or any other activity in which HNC or any of its subsidiaries are engaged during the Employment Period; or

(iii) directly or indirectly contact, solicit or attempt to induce any person, corporation or other entity who or which is a customer or referral source of HNC, or any of its subsidiaries or affiliates, during the term of Executive's employment or on the date of termination of Executive's employment, to become a customer or referral source of any person or entity other than HNC or one of its subsidiaries or affiliates; or

(iv) directly or indirectly solicit, induce or encourage any employee of HNC or any of its subsidiaries or affiliates, who is employed during the term of Executive's employment or on the date of termination of Executive’s employment, to leave the employ of HNC or any of its subsidiaries or affiliates, or to seek, obtain or accept employment with any person or entity other than HNC or any of their subsidiaries or affiliates.

(b) It is expressly understood and agreed that, although Executive and HNC consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for HNC and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

9. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of HNC or a person authorized thereby, knowingly disclose to any person, other than an employee of the Bank, Millennium, HNC or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as President of Millennium, any material confidential information obtained by him while in the employ of HMS with respect to any of HNC’s, the Bank’s, or Millennium’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to HNC, the Bank, or Millennium; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by HNC, the Bank, or Millennium or any information that must be disclosed as required by law.

10. Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as that phrase is defined by the U.S. patent laws. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to HNC and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and property rights.

11. Return of Company Property and Documents. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to HNC, any and all Bank, HNC, Millennium, or HMS property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

12. Liability Insurance. HNC shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of HNC against lawsuits, arbitrations or other legal or regulatory proceedings; however nothing herein shall be construed to require HNC to obtain such insurance, if the Board of Directors of HNC determines that such coverage cannot be obtained at a reasonable price.

13. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive; to the principal executive offices of the Bank, in the case of notices to the Bank or Millennium, and to the principal executive offices of HNC, in the case of notices to HNC.

14. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Board of Directors’ designee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Assignment. This Agreement shall not be assignable by any party, except by HNC, HMS, Bank, or Millennium to any successor in interest to its respective businesses.

16. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all other agreements, written or oral, between the parties relating to the subject matter of this Agreement.

17. Successors, Binding Agreement.

(a) HNC will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of HNC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that HNC would be required to perform it if no such succession had taken place. Failure by HNC to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this

Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement “HNC” and “Bank” and “Millennium” shall mean HNC, Bank, and Millennium, as defined previously and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after he has delivered a Notice of Termination to HMS pursuant to Section 5 above, or following HMS’s termination of Executive’s employment without Cause, such amounts that would have been payable to Executive under this Agreement if Executive had continued to live, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

18. Arbitration. HNC, HMS and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 8, 9, 10 or 11, which maybe litigated in court through an action for an injunction or other relief) are to be submitted for resolution, in Montgomery County, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). HNC, HMS or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. HNC, HMS and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, HNC, HMS and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 8, 9, 10 or 11, which may be litigated through an action for injunction or other relief.

19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

21. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                                                HARLEYSVILLE MANAGEMENT
      SERVICES, LLC

By: __/s/ Amy Kuhn________________                   By:           /s/ Liz Graham
Liz Graham

WITNESS:                                                                           EXECUTIVE

         /s/Liz Graham                                 /s/ Joseph D. Blair
Joseph D. Blair